UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Chevron Corporation

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John S. Watson Chairman and Chief Executive Officer	Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583

May 21, 2012

Dear Chevron Stockholder:

We urge you to vote against all of the stockholder proposals set forth in Chevron’s 2012 Proxy Statement for the reasons described in the Proxy Statement and discussed below. We are providing this additional communication because we think it is important to respond to the factual errors and poor quality of analysis contained in the report recently released by ISS Proxy Advisory Services.

ISS has recommended that its clients vote for seven of eight stockholder proposals. ISS’s recommendations are entirely inconsistent with the report’s positive profile of Chevron’s financial condition and performance against ISS’s selected peers (page 3), Governance Risk Indicators (page 4), compensation profile (pages 5-6), and support for all director-nominees (pages 8-10). ISS itself notes that “the company has no governance issues at this time.” Despite this, ISS has disregarded your Board’s rationale for recommending that Chevron stockholders vote AGAINST these stockholder proposals.

This letter is focused on the stockholder proposals regarding exclusive forum provisions, independent chairman, special stockholder meetings and director with environmental expertise—Items 4, 5, 10 and 11 on the proxy—because those are the items with the most errors or misleading statements in the ISS report.

Item 4 on the Proxy: Stockholder Proposal Regarding Exclusive Forum Provisions

Your Board adopted the exclusive forum by-law provision to protect stockholders’ economic interests and to mitigate the risks of excessive litigation costs. ISS’s recommendation is premised on a deeply flawed requirement that companies incur substantial harm as a result of multi-state shareholder litigation BEFORE adopting an exclusive forum provision. In its analysis, ISS states, “[i]n this case, directors are elected annually under a majority vote standard, and the company does not have a poison pill in place. However, the company discloses no substantial specific harm that the company has suffered as a result of multi-state shareholder litigation.” Contrary to ISS’s policy position, your Board believes that a board should not wait until a company incurs substantial specific harm BEFORE implementing measures to prevent or mitigate the harm.

ISS’s analysis ignores the fact that multi-forum litigation is a growing phenomenon. In fact, Chevron is currently facing identical litigation challenging the same Board action in both California and Delaware. It is not in our stockholders’ interests to force the company to pay the significant extra costs associated with duplicative litigation.

In addition, ISS’s report suggests that multi-jurisdictional litigation is a problem only in the mergers and acquisitions context. This is also inaccurate and misleading. While your Board’s response to the stockholder proposal cites materials focusing specifically on multi-forum litigation in the merger context, there are ample public lawsuit records available to show that there are a variety of contexts in which this phenomenon is occurring regularly for public companies. Your Board narrowly tailored the by-law to focus on only those categories of lawsuits that have a clear and highly developed track record of multi-forum litigation issues. There is no way for the company to protect stockholders’ strong economic interest in preventing multi-forum litigation without a by-law that addresses each of the areas where that sort of litigation is prevalent. Your Board was careful, however, to limit Chevron’s By-Law to ONLY those areas.

May 21, 2012

Finally, ISS’s analysis contains factual inaccuracies. ISS claims that the exclusive forum provision in Chevron’s By-Law is “overbroad, reaching most potential shareholder suits.” This statement is inaccurate and misleading. Chevron’s exclusive forum by-law only applies to suits raising issues involving questions of Delaware law, not other stockholder suits. For example, stockholders can bring lawsuits under federal law that are not derivative in nature, such as tort claims or certain federal securities law claims, in any appropriate forum. All the by-law does is provide that derivative actions, or fiduciary duty claims, or internal affairs issues governed by Delaware law should be brought in Delaware rather than in multiple states. Yet even this common sense notion has two specific safeguards for stockholders: first, the Board may choose to waive the provision, and second the Board’s decision to enforce the provision is constrained by its own fiduciary duties to the Company’s stockholders. ISS’s report fails to acknowledge either of these safeguards.

Item 5 on the Proxy: Stockholder Proposal Regarding Independent Board Chairman

Chevron’s current board leadership structure was strongly supported by a substantial majority of stockholders in 2008. ISS’s recommendation in favor of the proposal regarding an independent Board Chairman represents an unexplained reversal of its 2008 recommendation on a similar proposal and rests on one criterion that is completely indefensible.

In 2008, ISS’s voting policy and Chevron’s governance structure, policies and disclosure were the same as they are now. Reiterating the same analytical criteria that appear in the current report, in 2008 ISS noted that “[Chevron’s] Corporate Governance Guidelines provide for the role of lead director whose duties mirror those required by our policy.” In addition, ISS noted that “the [C]ompany has taken several steps to provide a robust counter-balancing governance structure to the combined position of CEO/chair, including expanding the duties of the lead director, providing for the annual election of the chairman of the board, as well as providing a comparison of the duties and responsibilities of the chairman and lead director.” Despite this, and despite no change in ISS’s voting policy and Chevron’s governance structure, policies and disclosure, ISS has reversed itself without any explanation to its clients.

ISS recommends that its clients vote in favor of this stockholder proposal solely because Chevron’s lead independent director does not have “explicit authority to approve information that is sent to the [B]oard.” ISS offers no justification for this purported “best practice” or, more particularly, how, in Chevron’s case, this differs materially from your lead independent director’s approval of meeting agendas and schedules and consulting with your Board chairman on other matters pertinent to the Board. We believe that ISS’s analysis and recommendation fails to take into consideration the particular circumstances of Chevron.

Item 10 on the Proxy: Stockholder Proposal Regarding Special Meetings

At the Company’s 2010 annual meeting, approximately 80 percent of your fellow stockholders voted to approve the 15 percent threshold Chevron currently has for stockholders to call a special meeting. Despite this overwhelming support, ISS is recommending a vote in favor of the proposal to reduce the percentage of shares of Chevron common stock required to call a special meeting, from 15 percent to 10 percent.

ISS’s analysis and recommendation are based upon an arbitrarily chosen special meeting threshold. ISS asserts that “the lower 10 percent threshold is reasonable and in the best interests of shareholders.” Yet, ISS offers no justification for or empirical basis to support this assertion. In contrast, your Board’s position—and its earlier decision to set Chevron’s special meetings threshold at 15 percent—reflects the Board’s extensive review of this issue and its consideration of the views of Chevron’s stockholders.

May 21, 2012

ISS’s analysis is also misleading. ISS asserts that “[c]ommonly, companies will set a threshold to call special meetings at 10 percent of outstanding common stock.” Yet, this purportedly “common” threshold of 10 percent is not even supported by the statistics ISS cites in its own analysis. Of the 48 percent of Russell 3000 companies permitting its stockholders to call special meetings, hardly even a quarter of those have a 10 percent threshold. ISS also asserts that merely because “no single [Chevron stockholder] would have the ability to unilaterally call a special meeting of shareholders” a ten percent threshold is preferable. Yet, ISS offers no justification for this assertion. Indeed, with a ten percent threshold as few as two of Chevron’s stockholders could call for a special meeting. In view of Chevron’s large and diverse stockholder base, your Board believes that a 15 percent threshold is much more reasonable and prevents a small group of stockholders from calling special meetings on topics that are not of interest to a majority of stockholders and helps to avoid waste of corporate resources.

Item 11 on the Proxy: Stockholder Proposal Regarding Appointment of Independent Director With Environmental Expertise

Your Board believes that members of a board should not be selected exclusively on the basis of a single criterion or area of expertise. Special interest or narrowly focused directors do not contribute to the totality of the deliberative processes and functions of a board. ISS is recommending a vote in favor of the proposal regarding the appointment of an independent director with environmental expertise despite a critical aspect of the proposal, which calls for that director having designated responsibility on the Board for environmental matters.

The proposal seeks to reserve a Board seat for an environmental expert with the designated responsibility for environmental matters. It is inappropriate to designate one director as having sole responsibility for a particular subject matter. This is contrary to the fiduciary duties of the entire board and contradicts acknowledged best practices concerning the role of the board in corporate governance. Moreover, Chevron’s Board already includes directors with experience on environmental matters and has access to employees, contractors and inside and outside advisors with significant environmental expertise. In its analysis, ISS plainly recognizes that a director should not necessarily have a “designated responsibility,” as per the proponent’s request. It is troubling, then, that ISS has chosen to support this proposal despite their recognition of its deep flaw.

Conclusion

We urge you to carefully consider these and other flaws in ISS’s report and recommendations. ISS’s recommendations are entirely inconsistent with ISS’s own findings with respect to Chevron’s corporate governance profile and practices.

We urge you to vote AGAINST Items 4 through 11 on the proxy.

Sincerely yours,

/S/ JOHN S. WATSON

John S. Watson

Chairman and CEO

Chevron Corporation

Volume 26, Number 2		May 2012
NAPPA Executive Board:	IN THIS ISSUE:

Gregory Smith President Colorado Public Employees’ Retirement Association	• New Governance Models Pay Off For Pensioners: The Americans vs. Canadian Pension Fund Experience	2
Eric Wampler Vice-President Kentucky Teachers’ Retirement System	• Rough Weather: Retirement Board Response When Storms Threaten	4
Deborah Bacharach Maryland State Retirement & Pension Systems	• 2012 Proxy Season, A Shareholder Proposal on Forum Selection and a Fortune Ten Company: A Personal Reflection	6
Dulcie Brand Pillsbury Winthrop Shaw Pittmann, LLP	• The Role of Public Pension Attorneys as Ethics Officers	8
Peter Mixon California Public Employees’ Retirement System	• Sole Discretion Under Delaware Law: A Primer	10
Michael Moquin Michigan Municipal Employees’ Retirement System	• Non-Lawyer Susie Dahl Selected as the Next Administrative Officer of NAPPA	13
Terry A. M. Mumford Ice Miller, LLP	• CalSTRS Sues Wal-mart over Mexican Bribes	13

James Salvie
Massachusetts Teachers’ Retirement Board
Michael Toumanoff
Manatt, Phelps & Phillips
Richard H. Koppes
Administrative Officer
Editor, The NAPPA Report

Pamela Anderson
NAPPA Administrative Assistant
(916) 429-2545 Fax (916) 429-8616 pama@nappa.org	NAPPA Website: WWW.nappa.org

NATIONAL ASSOCIATION OF PUBLIC PENSION ATTORNEYS — 7248 South Land Park Drive, Suite 102, Sacramento, CA 95831

2012 Proxy Season, A Shareholder Proposal on

Forum Selection and a Fortune Ten Company:

A Personal Reflection

By

Richard H. Koppes

NAPPA Administrative Officer

When I left CalPERS in 1996 after ten years (having founded and run their corporate governance program for all ten years), I bought shares in ten companies that I felt listen to shareowners, had or were developing good corporate governance, and would be (hopefully!) a good economic investment. Of those ten companies, eight have done very well, with one doing so-so, and one not doing so good. Chevron, a Fortune Ten Company, was one of those ten companies. I have held Chevron stock for 16 years now, and it has done quite well.

Spring is proxy season and my mailbox, both postal and electronic, has filled with proxy materials and annual reports. I try to read/look over all these materials and to carefully vote my proxies. Recently, I turned to my Chevron proxy and noted item No. 4, entitled: “Shareholder Proposal Regarding Exclusive Forum Provisions.” This proposal states: “RESOLVED: The shareholders of Chevron Corporation (the “Company”) hereby ask the board of directors to repeal the Company’s “exclusive forum” bylaw which was unilaterally adopted by the board of directors and which generally requires shareholders to bring certain types of legal actions only in Delaware, the state where the Company is incorporated.”

I have fought for good corporate governance for over 26 years, first as a CalPERS “shareowner activist,” and then as a counselor to corporate boards for the last 15+ years, and as a corporate board member of various public companies for the last 13 years.

As a long time advocate of shareholder rights, I have always held the view that boards should be as deferential as possible to shareholders on questions of their rights. In particular, questions such as the scheduling of director elections (annual or staggered terms), the voting threshold for ballot items (super majority, majority or plurality), and the right of shareholders to sell their shares without board approval (limitation of poison pills) – all are questions that belong directly to the shareholders, in my view.

There have always been items, however, on which shareholders have had less direct control, but which could still be defined as shareholder “rights” – including, for example, the number of days before a meeting required for submission of a shareholder proposal, the date of mailing of a proxy statement, the time and location of an annual shareholder meeting, and the list goes on. Although there have been shareholder proposals on some of these items over time, they are generally the sort of issues on which shareholders have deferred to their board in the absence of an unreasonable governance structure. On economic questions, moreover, shareholders have given even stronger deference, as boards attempt to fulfill their fiduciary duties to shareholders by acting to protect the corporation and shareholders’ economic interests.

This is a sensible practice on the part of shareholders. In circumstances where a company is well-governed, there are many questions on which shareholders should give deference to their board.

Today’s debate over forum selection provisions is one which I believe deserves careful attention. Based on my experience, the litigation system in the United States has changed dramatically over the past few years. Lawsuits are now routinely filed almost simultaneously against companies in multiple jurisdictions on the exact same issues. Because of the way the litigation process has changed and because of the intense competition among plaintiff’s lawyers for fees associated with filing such lawsuits, companies today are regularly forced to defend the virtually identical lawsuits in multiple courts at the same time. While shareholders should be able to sue a company or its board for failure to protect the interests of investors, it does not follow that they should accept a meaningful waste of shareholder resources in the process – which for large companies can run into the many millions of dollars – by defending the exact same allegations in multiple forums at the same time.

Some boards have acted to curb this wasteful practice through forum selection provisions. Although shareholders should be wary of any unreasonable limitation of their rights by board action, I think that shareholders should defer to boards on this and similar issues where there are meaningful shareholder funds at stake AND where the board has a demonstrated track record of protecting shareholder interests. A diverse board with annually elected directors, by a majority vote threshold, with strong independent leadership in the boardroom (including either a separate chair or strong lead independent director), offers the perfect candidate for deference on an issue like the forum selection concept. Boards of well-governed companies, when faced with clear economic consequences in the many millions of dollars (of shareholders’ money!), should be given deference on such matters.

There are, sadly, still many boards today where shareholders should not defer on a matter such as this and should want to have the right to vote on any such change because they have no faith that the board will use such a provision in a way that protects shareholders. Nevertheless, there are boards that should be given the deference and leeway to make careful judgments in this regard, recognizing that shareholders are ultimately in the driver’s seat when it comes to director elections if the board abuses these or other provisions that affect shareholders’ rights. Without some reasonable carve out for the good boards, those that have a track record of looking out for shareholders, we risk elevating form over substance in the shareholder rights debate and missing the important issues in the process.

Boards with a proven track record of working in the interests of shareholders should be empowered to make reasonable decisions, as well as held accountable if they do not use that power properly. But second-guessing individual board decisions on matters of clear economic import by voting against the board on such matters seems counter-productive, especially in circumstances where a board has shown restraint, good judgment and a focus on shareholders’ economic interests. Shareholders should use equally good judgment and restraint when they decide to support or oppose the decisions of effective and well-governed boards on economic matters directly affecting the shareholders’ wallet — including forum selection bylaws adopted as a means to deal with the proliferation of multiple lawsuits in multiple forums, on the same issues and facts.

Chevron is a perfect example of a company with an exceptionally strong record of good governance and shareholder rights with a forum selection provision that is narrowly drawn to address the meaningful economic impact to shareholders from defending multiple identical lawsuits. Chevron has an annually elected board (by majority vote) with a strong lead independent director, no antitakeover provisions and a robust history of working constructively with the shareholder community. Indeed Chevron had modified its forum selection provision in response to suggestions from shareholders and has used restraint in applying its provision, not seeking consolidation where there is a good reason for shareholders to file suit outside of Delaware. As a long-time shareowner myself in Chevron, I am comfortable deferring to the board on an economic question such as this because I believe this is a board that has shown good judgment and can be held accountable to shareholders if it fails to do so in the future.

Dear Colleagues,

I want to encourage you to review our proxy statement and vote your shares of Chevron common stock before our Annual Meeting of Stockholders on May 30. The Proxy Statement contains important information about the items of business to be considered at the meeting.

Stockholders are voting on several important items at our Annual Meeting, including eight stockholder proposals. Your Board has considered each of these in detail and recommends that stockholders vote AGAINST them. I encourage you to read these proposals and your Board’s response to each proposal on pages 72 through 89 of the Proxy Statement.

How You Can Vote

You should have received an email from id@ProxyVote.com at your company-issued email account around Friday, April 20, with information about voting your shares of Chevron common stock in your employee retirement or other benefit plans and a link to our Proxy Statement.

The email also included a link to ProxyVote.com. At Proxyvote.com you can vote your shares. It only takes a few minutes. Once you have accessed the site, you will need your four-digit personal identification number (PIN) to proceed. Your PIN is the last four digits of your Social Security number, unless you previously changed it. If you have forgotten your PIN, please follow the instructions on Proxyvote.com.

You may vote until 11:59 p.m. (ET) on Thursday, May 24.

Your Vote Is Important

You are a valued colleague and stockholder. Your vote is important, and I encourage you to vote at your earliest convenience.

Thank you.

John